Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Charles R. Lambert
Vice President – Investor Relations
(205) 970-7030
CLambert@vesta.com

VESTA INSURANCE RECEIVES NON-COMPLIANCE NOTICE

FROM NEW YORK STOCK EXCHANGE

Company Intends to Present Plan to Meet Continued Listing Standards

BIRMINGHAM, Ala., – November 9, 2005 – Vesta Insurance Group, Inc. (NYSE: VTA) announced today that it has received notification from the New York Stock Exchange (NYSE) that it is not in compliance with the NYSE’s continued listing standards. The Company is considered “below criteria” by the NYSE because its total market capitalization was less than $75 million over a consecutive 30 trading-day period and its last reported shareholders’ equity was less than $75 million. In addition, Vesta is considered a “late filer” because it has yet to file its December 31, 2004 Form 10-K and its September 30, 2004, March 31, 2005 and June 30, 2005 Form 10-Qs with the Securities and Exchange Commission (SEC).

The NYSE indicated in its notice to Vesta that it would like to review with the Company its anticipated timeline of when it expects to become current with its SEC reporting prior to making a determination as to whether to offer Vesta the opportunity to present a business plan that demonstrates compliance within 18 months of receipt of this notice. Accordingly, Vesta intends to review with the NYSE its anticipated timeline of becoming current in its SEC reporting. If the NYSE offers the plan process, the Company intends to present a plan to the

NYSE within 45 days of receipt of notification, demonstrating how it intends to comply with the continued listing standards within 18 months. The NYSE may take up to 45 days to review and evaluate the plan after it is submitted. If the plan is accepted, the Company will be subject to quarterly monitoring for compliance by the NYSE. If the NYSE does not accept the plan, or if the Company is unable to achieve compliance with the NYSE’s continued listing criteria through its implementation of the plan, it will be subject to NYSE trading suspension and delisting, at which time the Company would intend to apply to have its shares listed on another stock exchange or quotation system.

Furthermore, the NYSE has also informed the Company that the aforementioned filing timeline and any continued delay in completing outstanding or future periodic SEC filings will continue to be considered as an integral part of its evaluation process.

About Vesta Insurance Group, Inc.

Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

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